Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Research Frontiers Incorporated:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-184785, 333-179099, 333-133858, 333-40369, 333-115052, 333-65219 and 333-159093) and Form S-8 (No. 333-80575, 333-179097, 33-53030, 33-86910, 333-08623, 333-34163, 333-80575, 333-63374, 333-106754 and 333-159094) of Research Frontiers Incorporated and Subsidiary of our reports dated March 10, 2014, relating to the consolidated financial and the effectiveness of Research Frontiers Incorporated’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 10, 2014 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP
Melville, NY

March 10, 2014